Exhibit 10.21

March 26, 2024

[____________]

[Address]

[City, State, Zip Code]

Re: Amendment to Letter Agreement

Dear Neil:

This AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into on March 26, 2024 (“Effective Date”) by and between [____________] (“Executive”) and Acorda Therapeutics, Inc., for itself and its parents, subsidiaries and affiliates (“Employer” or “Company”).

WHEREAS, the Company and Executive entered into a Letter Agreement on [____________] (the “Letter Agreement”);

WHEREAS, the Company has been conducting over an extended period an exhaustive review of strategic alternatives regarding the Company’s financial and operational condition (the “Strategic Analysis”), including possibly filing petitions for relief (a “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code;

WHEREAS, in connection with the Strategic Analysis, the Company has agreed to make Executive eligible to participate in an Insider Key Employee Retention Plan (the “Insider KERP”) and earn a retention payment in the amount set forth herein if Executive agrees to the amendments to the Letter Agreement set forth herein;

WHEREAS, the Company and Executive desire to amend the Letter Agreement as provided below;

NOW, THEREFORE, in accordance the terms of the Letter Agreement and in consideration of the rights and benefits conveyed to Executive and the mutual covenants and agreements set forth herein, the Company and Executive hereby agree and amend the Letter Agreement as follows:

1.
Section 3 shall be deleted in its entirety and replaced with the following:

“Retention Bonus. Executive shall be eligible to participate in the Insider Key Employee Retention Plan (the “Insider KERP”) and earn an executive retention payment in the amount of $[____________], less the gross value of Executive’s accrued but unused PTO accruals through the effective date of this Agreement ($[____________]), which shall also be paid to Executive, for a total payment of $[____________], reduced by any required tax withholdings. The retention payment under the Insider KERP shall only be earned if Executive meets all of the following terms and conditions: (i) Executive shall not voluntarily resign from employment with the Company prior to the earlier of December 31, 2024, or the effective date of the Chapter 11 plan in connection with the Chapter 11 Case (the “Retention Period”), (ii) Executive’s employment with the Company shall not be terminated by the Company for Cause, and (iii) Executive executes the release of claims attached hereto as Exhibit A no later than March 27, 2024. Executive acknowledges and agrees that if Executive voluntarily resigns or is terminated for Cause by the Company prior to the end of the Retention Period, Executive must repay to the Company the after-tax amount of the award. The retention payment shall be made on or around March 29, 2024.”

2.
Section 4(b) shall be deleted in its entirety and replaced with the following:

“Vacation. Executive acknowledges and agrees that Executive has received payment of all of Executive’s accrued but unused paid time off as of March 31, 2024. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as that policy may be amended from time to time; provided, however, any unused vacation time accrued on or after the effective date of this Agreement shall not be carried over to the following calendar year and accrued but unused vacation (accrued on or after the effective date of this Agreement) shall not be paid out upon termination for any reason.”

3.
Sections 6(a), 6(b), 6(c), 6(d), 6(e), and 6(f) shall be deleted in their entirety.

4.
Insert the following as a new Section 6(a):

“Termination. Upon a termination of employment for any reason, Executive shall be entitled to Executive’s base salary accrued through the termination date and any other amounts earned but unpaid as of the termination date. For the avoidance of doubt, Executive shall not be entitled to any severance compensation of any kind, including but not limited to severance payments, salary continuation, COBRA payments or any other type of payment. Any outstanding equity awards held by Executive shall be treated as provided for in the underlying plan and award agreements.”

5.
Section 9(d) shall be deleted in its entirety and replaced with the following:

“Assignment. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may not be assigned or pledged by Executive.”

6.
Section 9(g) shall be deleted in its entirety and replaced with the following:

“Entire Agreement. This Agreement, together with the surviving provisions of the Letter Agreement, set forth the entire agreement and understanding between the parties and supersedes any prior oral or written agreement or understandings between them regarding its subject matter. Notwithstanding the preceding sentence, the provisions of any Restricted Stock Agreements and all Option, SAR and Stock Award Agreements

(“Awards”) granted pursuant to any Plan, entered into between you and the Company, shall constitute additional agreements between the Company and you.”

For the avoidance of any doubt, the amendments described herein shall not entitle Executive to participate in any Company change in control or other severance polices that may otherwise be applicable to such Executive. Notwithstanding the foregoing, in the event Company files a Chapter 11 Case and therein seeks and obtains bankruptcy court approval of a key employee incentive plan, Executive shall be entitled to any payments that may become due and owing thereunder in addition to the retention payment contemplated in Section 3.

Except as expressly amended and modified herein, all other terms and conditions of the Letter Agreement shall remain the same, unchanged and in full force and effect. Executive understands, acknowledges and agrees that Executive has not relied on any representations, promises or agreements of any kind in connection with the decision to enter into this Agreement except for those set forth herein. This Agreement may be signed in one or more counterparts, including facsimile or electronic counterparts, all of which together shall constitute one agreement, and each of which separately shall constitute an original document.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed as of the date first written above.

Acorda Therapeutics, Inc. Agreed and Accepted

By: ________________________ By: _________________

John Kelley [Executive Name]

Chairperson of the Compensation Committee

Date: ________________

Date: ________________